Exhibit 99.1

BIG HEART PET BRANDS REPORTS

FULL YEAR 2014 AND FOURTH QUARTER RESULTS

San Francisco – July 2, 2014 – Big Heart Pet Brands (formerly known as Del Monte Corporation) today reported strong net sales driven by the acquisition of Natural Balance Pet Foods, Inc. and new product launches across the portfolio.

Announcement Highlights1

For the full fiscal year:

•	Net sales increased 10% to $2,190 million driven by the first quarter acquisition of Natural Balance Pet Foods, Inc. (“Natural Balance”) and new product launches across the portfolio.

•	Operating income increased 9% to $255 million.

•	Adjusted EBITDA[2] increased 8% to $450 million.

•	The Company is making strategic progress toward long-term growth plans with the acquisition of Natural Balance and the February divestiture of the Consumer Products business.

For the fourth quarter:

•	Net sales increased 15% to $581 million driven by Natural Balance and new product launches across the portfolio.

•	Operating income decreased 59% to $34 million driven by significant investments to support and promote new product launches.

[1]	Excludes the results of the Consumer Products business, which are classified as discontinued operations for all periods presented.
[2]	Reflects “EBITDA” and “Consolidated EBITDA” as calculated pursuant to the Company’s 7.625% Notes Indenture and credit agreements, respectively. Please refer to the reconciliation of non-GAAP financial measures located at the end of this press release.

•	Adjusted EBITDA decreased 17% to $97 million driven by the significant investments noted above, partially offset by the favorable year-over-year impact of cash hedging positions.

“We remain focused on growing our great brands despite a challenging promotional environment in mainstream food,” said Dave West, President and CEO of Big Heart Pet Brands. “We continue to focus on supporting and promoting our new item launches which will set them up for future success. We are pleased with the recently acquired Natural Balance brand and will continue to invest in the brand. Expect the heightened level of brand building and trade spending to continue into the early part of fiscal 2015.”

Background on the Presentation of Results

On February 18, 2014, the Company completed the sale of the Consumer Products business (the “Consumer Business”) to Del Monte Pacific Limited. Accordingly, the Consumer Business is reported as discontinued operations for all periods presented. In accordance with U.S. generally accepted accounting principles, discontinued operations only include expenses directly attributable to the discontinued operation. Consequently, certain expenses that have historically been allocated to the Consumer Business are not included in discontinued operations.

As a result of the sale, a related transition services agreement and the use of the sale proceeds to pay down debt, historical results for continuing operations are not indicative of future performance.

Results for the Fiscal Year Ended April 27, 2014

Net sales increased 10.1% to $2,190.1 million driven by the first quarter acquisition of Natural Balance. Also contributing to the year-over-year growth were new product launches, primarily in the last quarter of the year. New products released during the year include Milk-Bone Brushing Chews, the relaunch of the Milo’s Kitchen brand, Nature’s Recipe Pure Essentials, Meow Mix Tender Centers with Vitality Bursts and Kibbles n’ Bits American Grill. Price/mix3 was also favorable. Partially offsetting the increase was a decline in existing products reflecting the impact of the prior year voluntary recall of certain Milo’s Kitchen products as well as the challenging promotional environment in our mainstream food brands (generally distributed in grocery stores, club stores, and supercenters).

[3]	List price net of trade spending, including product mix variance year-over-year.

Operating income increased 9.3% to $254.8 million driven by the increase in net sales mentioned above as well as productivity savings. Operating costs, which includes the lapping of prior year expenses associated with the voluntary recall, were also favorable year-over-year. Partially offsetting the increase was higher SG&A expense reflecting the addition of Natural Balance in the current year which includes their dedicated sales force in the pet specialty channel. In addition, marketing investments were higher across the portfolio to support new product launches. Costs associated with the sale of the Consumer Business also negatively impacted operating income.

Adjusted EBITDA increased 7.6% to $449.8 million. The drivers of the increase were similar to those of operating income mentioned above, except for the costs associated with the voluntary recall. In calculating Adjusted EBITDA, the expenses associated with the voluntary recall were excluded from prior year pursuant to the Company’s 7.625% Notes Indenture and credit agreements.

Results for the Three Months Ended April 27, 2014

Net sales increased 14.7% to $581.4 million driven by the acquisition of Natural Balance. New product launches across the portfolio also contributed to the year-over-year growth. Partially offsetting the increase was unfavorable price/mix due to increased investments in trade spending to support our mainstream food brands and new product launches across the portfolio.

Operating income decreased 58.5% to $34.4 million. The benefit from the net sales increase was more than offset by higher SG&A expense to support new product launches, including media, print, television, and in-store display. Also increasing SG&A was the addition of Natural Balance in the current year which includes their dedicated sales force in the pet specialty channel.

Adjusted EBITDA decreased 16.6% to $96.5 million. The drivers were similar to those of operating income described above. In addition, the benefit from favorable cash hedging positions in the current period coupled with the lapping of the prior year unfavorable impact of cash hedge positions partially offset the decrease. The cash impact of hedge positions is included within Adjusted EBITDA as defined pursuant to the Company’s 7.625% Notes Indenture and credit agreements.

Cash Impact of Hedge Positions
(in millions)	Three Months Ended
Favorable/(unfavorable)	April 27, 2014	April 28, 2013	YoY Chg.
Cash hedge positions impacting Adj. EBITDA	$14.0	($9.5)	$23.5

Select Liquidity Data4

In connection with the sale of the Consumer Business, the Company received cash of $1.675 billion as well as a preliminary working capital adjustment of approximately $110 million subject to a true-up in accordance with the terms of the purchase agreement. The Company used approximately $1.3 billion of after tax net proceeds to repay $881.0 million of the $2,607.4 million Term Loan B and redeemed an aggregate principal amount of $400.0 million of the Company’s 7.625% Senior Notes due 2019. In addition, the Company also repriced the Term Loan B and extended its maturity to 2020 as well as refinanced the existing ABL Facility with a new $225.0 million, five year ABL Facility.

At April 27, 2014, total debt was $2,626.4 million compared to prior year end total debt, including discontinued operations, of $3,985.1 million. Cash and cash equivalents were $112.8 million and there were no outstanding borrowings under the Company’s $225.0 million ABL Facility. During the fiscal year capital expenditures, including discontinued operations, totaled $79.6 million.

Free Cash Flow5 for the fiscal year ended April 27, 2014 was a use of $66.8 million, compared to a source of $225.9 million in the prior year period. The decline was primarily due to the sale of the Consumer Business, comparing partial period results to full year results, as well as the absence of earnings from the segment which historically generated strong free cash flow in the fourth quarter due to its cyclical nature. In addition, working capital was higher driven by increased inventory levels in the Consumer Business. Note the total value of the Consumer

[4]	The Company has combined cash flows from discontinued operations with cash flows from continuing operations within the operating, investing and financing categories in the Consolidated Statements of Cash Flows for all periods presented.
[5]

Free Cash Flow is defined as Adjusted EBITDA less cash interest, cash taxes (net of refunds), normal capital expenditures, and plus/less decrease/ increase in working capital (excluding the acquisition cost of Natural Balance and the after tax net proceeds from the sale of the Consumer Business). Please refer to the reconciliation of non-GAAP financial measures located at the end of this press release.

Business inventory was included in the final sale price, after a preliminary working capital adjustment, reflected in investing activities in the Consolidated Statements of Cash Flows. Also negatively impacting Free Cash Flow was higher Pet inventories in preparation for new product launches and higher cash taxes. Partially offsetting the decrease in Free Cash Flow was higher Adjusted EBITDA and lower capital expenditures.

Conference Call Information

Big Heart Pet Brands will post an audio webcast discussing the fourth quarter fiscal 2014 results at 1:00 p.m. PT (4:00 p.m. ET) today. To access the webcast go to http://investors.bigheartpet.com. Under Events, click Q4 F14 Big Heart Pet Brands Earnings Conference Call. Historical quarterly results can also be accessed at http://investors.bigheartpet.com.

About Big Heart Pet Brands

Big Heart Pet Brands is the largest U.S. standalone producer, distributor and marketer of premium quality, branded pet food and pet snacks. The Company’s purpose is to nurture the bond between pets and the people who love them – making every day special. Its portfolio of brands, with a foundation in dog and cat food and treats, strives to cater to every pet life stage and every family’s budget through the availability and accessibility of its products.

The Company’s brands include Meow Mix®, Milk-Bone®, Kibbles´n Bits®, 9Lives®, Natural Balance®, Pup-Peroni®, Gravy Train®, Nature’s Recipe®, Canine Carry Outs®, Milo’s Kitchen® and other brand names.

For more information, visit the Big Heart Pet Brands website at www.bigheartpet.com.

Non-GAAP Financial Measures

Big Heart Pet Brands reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). In this press release and the accompanying webcast, Big Heart Pet Brands is also providing certain non-GAAP financial measures – specifically, Adjusted EBITDA, Free Cash Flow, Net Debt to Adjusted EBITDA and Adjusted EBITDA Margin.

Big Heart Pet Brands presents Adjusted EBITDA because it believes that this is an important supplemental measure relating to its financial condition since it is used in certain covenant calculations that may be required from time to time under the indenture that governs its 7.625% Senior Notes due 2019 (referred to therein as “EBITDA”) and the credit agreements relating to its Term Loan B Facility and ABL Facility (referred to therein as “Consolidated EBITDA”). EBITDA is defined as income before interest expense, provision for income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA, further adjusted as required by the definitions of “EBITDA” and “Consolidated EBITDA” contained in the

Company’s indenture and credit agreements. Although Adjusted EBITDA may be useful to benchmark our performance period to period, Big Heart Pet Brands’ presentation of Adjusted EBITDA has limitations as an analytical tool. Adjusted EBITDA is not a GAAP measure of liquidity or profitability and should not be considered as an alternative to net income, operating income, net cash provided by operating activities or any other measure determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow available for discretionary expenditures, as it does not take into account debt service requirements, obligations under the monitoring agreement with Big Heart Pet Brands’ Sponsors, capital expenditures or other non-discretionary expenditures that are not deducted from the measure.

Big Heart Pet Brands presents Free Cash Flow because it uses such measure internally to benchmark its performance period-to-period and believes this information is also helpful to investors. This presentation of Free Cash Flow has limitations as an analytical tool. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures, since it does not take into account debt service requirements or other non-discretionary expenditures that are not deducted from the measure.

Big Heart Pet Brands uses Net Debt to Adjusted EBITDA ratios internally to focus management on year-over-year changes in the Company’s leverage and believes this information is also helpful to investors. The Company uses Adjusted EBITDA in this leverage measure because it believes its investors are familiar with Adjusted EBITDA and that consistency in presentation of EBITDA-related measures is helpful to investors.

Big Heart Pet Brands presents Adjusted EBITDA Margin because it uses such measure internally to focus management on year-over-year changes in the Company’s business and believes this information is also helpful to investors. In calculating Adjusted EBITDA Margin, the Company uses Adjusted EBITDA because it believes its investors are familiar with Adjusted EBITDA and that consistency in the presentation of EBITDA-related measures is helpful to investors.

Big Heart Pet Brands cautions investors that the non-GAAP financial measures presented are intended to supplement its GAAP results and are not a substitute for such results. Additionally, Big Heart Pet Brands cautions investors that the non-GAAP financial measures used by the Company may not be comparable to similarly titled measures of other companies.

	Trailing Twelve Months Ended
(dollars in millions)	April 27, 2014	April 28, 2013
Reconciliation:
Operating income	$254.8	$233.1
Other income	12.1	9.8
Adjustments to arrive at EBITDA:
Depreciation and amortization expense (1)	100.3	102.1
Amortization of debt issuance costs and debt discount (2)	(20.8)	(24.2)

EBITDA	$346.4	$320.8
Non-cash charges	3.5	3.9
Derivative transactions (3)	13.8	(0.9)
Non-cash stock based compensation	14.5	7.3
Non-recurring losses	—	14.1
Merger/acquisition-related items	13.2	9.0
Disposed business reclassification (4)	28.5	32.9
Business optimization charges	15.4	20.7
Other	14.5	10.4

Adjusted EBITDA	$449.8	$418.2 (5)

Adjustment to present prior year leverage and Free Cash Flow on a comparable basis	$—	$178.5 (6)

Denominator for calculation of ratio of net debt to Adjusted EBITDA	$449.8	$596.7 (6)

Adjustments to arrive at Free Cash Flow:
Cash interest	(210.9)	(219.3)
Cash taxes, net of refunds	(56.8)	(24.8)
Changes in working capital and other	(169.3)	(18.7)
Capital expenditures	(79.6)	(108.0)

Free Cash Flow (7)	$(66.8)	$225.9

Net debt (8)	$2,513.6	$3,390.9
Net Debt to Adjusted EBITDA	5.6x	5.7x

(1)	Represents depreciation and amortization expense for continuing operations only. Includes $7.8 million of accelerated depreciation in the trailing twelve months ended April 28, 2013, related to the closure of our Kingsburg, California facility.
(2)	Represents adjustments to exclude amortization of debt issuance costs and debt discount reflected in depreciation and amortization because such costs are not deducted in arriving at operating income.
(3)	Represents adjustments needed to reflect only the cash impact of derivative transactions in the calculation of Adjusted EBITDA.
(4)	Represents overhead costs historically allocated to the Consumer Products segment (not reflected in discontinued operations in accordance with generally accepted accounting principles). This reclassification is required to determine Adjusted EBITDA, excluding the Consumer Products Business (a disposed business as defined in our credit agreements), for the trailing twelve months ended April 27, 2014 and April 28, 2013. Subsequent to the divestiture of the Consumer Products Business, such overhead costs will be borne by Big Heart Pet Brands to the extent the costs are not offset by income from a transition services agreement (in place until February 2015) or reduced by cost saving initiatives.
(5)	For comparability, Adjusted EBITDA for the trailing twelve months ended April 28, 2013 has been recast to exclude the Consumer Products Business. See also (1) above.
(6)	According to the terms of our credit agreements, Adjusted EBITDA shall exclude the EBITDA of any business that has been sold. As such, Adjusted EBITDA for the trailing twelve months ended April 27, 2014 excludes the Adjusted EBITDA of the Consumer Products Business as it was sold prior to the end of the period. For the trailing twelve months ended April 28, 2013, Adjusted EBITDA used in the calculation of the ratio of net debt to Adjusted EBITDA includes the Adjusted EBITDA of the Consumer Products Business as it had not been sold as of April 28, 2013.
(7)	Free Cash Flow is defined as Adjusted EBITDA less cash interest, cash taxes (net of refunds), normal capital expenditures plus/less the increase/decrease in working capital (excluding the acquisition cost of Natural Balance and the after tax net proceeds from the sale of the Consumer Business).
(8)	Net debt is calculated as total debt at the end of the period (including both short-term borrowings and long-term debt) less cash and cash equivalents, and includes both continuing and discontinued operations.

	Three Months Ended
(dollars in millions)	April 27, 2014	April 28, 2013
Reconciliation:
Operating income	$34.4	$82.8
Other income (expense)	2.3	(9.0)
Adjustments to arrive at EBITDA:
Depreciation and amortization expense	24.8	24.2
Amortization of debt issuance costs and debt discount (1)	(3.8)	(6.6)

EBITDA	$57.7	$91.4
Non-cash charges	(0.2)	2.0
Derivative transactions (2)	13.7	(0.2)
Non-cash stock based compensation	2.7	3.9
Non-recurring (gains) losses	3.1	(4.8)
Merger/acquisition-related items	3.3	5.9
Disposed business reclassification (3)	2.4	6.3
Business optimization charges	5.4	7.1
Other	8.4	4.1

Adjusted EBITDA	$96.5	$115.7 (4)

Net sales	$581.4	$506.7
Adjusted EBITDA Margin	16.6%	22.8%

(1)	Represents adjustments to exclude amortization of debt issuance costs and debt discount reflected in depreciation and amortization because such costs are not deducted in arriving at operating income.
(2)	Represents adjustments needed to reflect only the cash impact of derivative transactions in the calculation of Adjusted EBITDA.
(3)	Represents overhead costs historically allocated to the Consumer Products segment (not reflected in discontinued operations in accordance with generally accepted accounting principles). This reclassification is required to determine Adjusted EBITDA, excluding the Consumer Products Business (a disposed business as defined in our credit agreements), for the three months ended April 27, 2014 and April 28, 2013. Subsequent to the divestiture of the Consumer Products Business, such overhead costs will be borne by Big Heart Pet Brands to the extent the costs are not offset by income from a transition services agreement (in place until February 2015) or reduced by cost saving initiatives.
(4)	For comparability, Adjusted EBITDA for the three months ended April 28, 2013 has been recast to exclude the Consumer Products Business. See also (1) above.

Forward-Looking Statements

This press release and the accompanying conference call may contain forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. Such forward-looking statements include statements related to fiscal 2015.

Factors that could cause actual results to differ materially from those described in this press release or the accompanying conference call include, among others: competition, including pricing and promotional spending levels by competitors; reliance on co-packers; contaminated ingredients; allegations that our products cause injury or illness, product recalls and product liability claims and other litigation; our ability to launch new products and anticipate changing pet and consumer preferences; our ability to maintain or increase prices and persuade consumers to purchase our branded products versus lower-priced branded and private label offerings and shifts in consumer purchases to lower-priced or other value offerings, particularly during economic downturns; cost and availability of inputs, commodities, ingredients and other raw materials, including without limitation, energy (including natural gas), fuel, packaging, grains

(including corn), sugar, spices, meats, meat by-products, soybean meal, water, fats, oils and chemicals; our ability to implement productivity initiatives to control or reduce costs; the loss of significant customers or a substantial reduction in orders from these customers or the financial difficulties, bankruptcy or other business disruption of any such customer; our debt levels and ability to service our debt and comply with covenants; the failure of the financial institutions that are part of the syndicate of our revolving credit facility to extend credit to us; logistics and other transportation-related costs; hedging practices and the financial health of the counterparties to our hedging programs; transformative plans; strategic transaction endeavors, if any, including identification of appropriate targets and successful implementation; changes in, or the failure or inability to comply with, U.S., foreign and local governmental regulations, including packaging and labeling regulations, environmental regulations and import/export regulations; sufficiency and effectiveness of marketing and trade promotion programs; failure of our information technology systems; adverse weather conditions, natural disasters, pestilences and other natural conditions that affect inputs or otherwise disrupt operations; impairments in the book value of goodwill or other intangible assets; any disruption to our manufacturing or supply chain; reliance on certain third parties, including third-party distribution centers or managers and our logistics provider; pension costs and funding requirements; negative comments posted on social media which may influence consumers’ perception of our brands; protecting our intellectual property rights or intellectual property infringement or violation claims; strikes or work stoppages; and the control of substantially all of our common stock by a group of private investors and conflicts of interest potentially posed by such ownership.

Generally, these factors and other risks and uncertainties are described in more detail, from time to time, in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and quarterly reports on Form 10-Q. All forward-looking statements in this press release and accompanying conference call are qualified by these cautionary statements and are made only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

BIG HEART PET BRANDS AND SUBSIDIARIES

(formerly known as DEL MONTE CORPORATION AND SUBSIDIARIES)

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions)

	Three Months Ended
	April 27, 2014	April 28, 2013
	(unaudited)
Net sales	$581.4	$506.7
Cost of products sold	382.5	306.7

Gross profit	198.9	200.0
Selling, general and administrative expense	164.5	117.2

Operating income	34.4	82.8
Loss on partial debt extinguishment	50.7	6.2
Interest expense	44.1	63.8
Other (income) expense, net	(2.3)	9.0

Income (loss) from continuing operations before income taxes	(58.1)	3.8
Provision (benefit) for income taxes	(21.9)	1.3

Income (loss) from continuing operations	(36.2)	2.5
Income from discontinued operations before income taxes	30.3	38.3
Provision for income taxes	85.7	12.8

Income (loss) from discontinued operations	(55.4)	25.5

Net income (loss)	$(91.6)	$28.0

	Fiscal 2014	Fiscal 2013
Net sales	$2,190.1	$1,989.0
Cost of products sold	1,408.8	1,301.0

Gross profit	781.3	688.0
Selling, general and administrative expense	526.5	454.9

Operating income	254.8	233.1
Loss on partial debt extinguishment	52.4	9.1
Interest expense	219.2	248.1
Other income, net	(12.1)	(9.8)

Loss from continuing operations before income taxes	(4.7)	(14.3)
Provision (benefit) for income taxes	3.1	(8.3)

Loss from continuing operations	(7.8)	(6.0)
Income (loss) from discontinued operations before income taxes	(75.1)	152.7
Provision for income taxes	47.3	54.5

Income (loss) from discontinued operations	(122.4)	98.2

Net income (loss)	$(130.2)	$92.2

BIG HEART PET BRANDS AND SUBSIDIARIES

(formerly known as DEL MONTE CORPORATION AND SUBSIDIARIES)

CONSOLIDATED BALANCE SHEETS

(in millions, except share and per share data)

	April 27, 2014	April 28, 2013
ASSETS
Cash and cash equivalents	$112.8	$581.4
Trade accounts receivable, net of allowance	127.2	96.9
Inventories, net	227.5	168.8
Prepaid expenses and other current assets	164.3	70.6
Discontinued operations-assets	—	2,085.2

Total current assets	631.8	3,002.9
Property, plant and equipment, net	375.4	357.2
Goodwill	2,113.4	1,976.1
Intangible assets, net	2,155.2	1,919.8
Other assets, net	87.8	107.1

Total assets	$5,363.6	$7,363.1

LIABILITIES AND STOCKHOLDER’S EQUITY
Accounts payable and accrued expenses	$367.8	$329.5
Current portion of long-term debt	17.3	74.5
Discontinued operations-liabilities	—	346.4

Total current liabilities	385.1	750.4
Long-term debt, net of discount	2,603.0	3,902.7
Deferred tax liabilities	792.1	965.6
Other non-current liabilities	95.3	150.5

Total liabilities	3,875.5	5,769.2

Stockholder’s equity:
Common stock ($0.01 par value per share, shares authorized: 1,000; 10 issued and outstanding)	—	—
Additional paid-in capital	1,589.6	1,590.0
Accumulated other comprehensive income (loss)	8.4	(16.4)
Retained earnings (accumulated deficit)	(109.9)	20.3

Total stockholder’s equity	1,488.1	1,593.9

Total liabilities and stockholder’s equity	$5,363.6	$7,363.1

BIG HEART PET BRANDS AND SUBSIDIARIES

(formerly known as DEL MONTE CORPORATION AND SUBSIDIARIES)

CONSOLIDATED STATEMENTS OF CASH FLOWS 1

(in millions)

	Fiscal 2014	Fiscal 2013
Operating activities:
Net income (loss)	$(130.2)	$92.2
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	127.5	154.5
Deferred taxes	(305.7)	(9.6)
Write off of debt issuance costs and loss on debt refinancing/repricing	37.1	9.1
Redemption premium on senior subordinated notes redeemed	15.3	—
Gain on disposition of Consumer Products Business	(1.2)	—
Loss on asset disposals	7.7	5.6
Stock compensation expense	14.5	7.3
Gain loss on derivative financial instruments	(33.1)	(38.1)
Impairment on assets held for sale	193.8	—
Other items, net	(1.3)	(0.1)
Changes in operating assets and liabilities:
Trade accounts receivable, net	(26.6)	(1.0)
Inventories	(219.1)	24.0
Prepaid expenses and other current assets	(31.8)	18.1
Other assets, net	(17.1)	(2.8)
Accounts payable and accrued expenses	(37.4)	53.4
Other non-current liabilities	(1.5)	(6.3)

Net cash provided by (used in) operating activities	(409.1)	306.3

Investing activities:
Capital expenditures	(79.6)	(108.0)
Net costs from asset disposals	(2.6)	—
Cash used in business acquisition, net of cash acquired	(334.6)	—
Payment for asset acquisition	—	(12.0)
Net proceeds from sale of Consumer Products Business	1,740.8	—
Purchase of equity method investments	(18.5)	—
Other items, net	—	3.6

Net cash provided by (used in) investing activities	1,305.5	(116.4)

Financing activities:
Capital contribution, net	0.7	—
Proceeds from short-term borrowings	239.9	9.3
Payments on short-term borrowings	(240.9)	(7.9)
Proceeds from long-term debt	—	100.0
Principal payments on long-term debt	(1,355.5)	(97.8)
Payments of debt-related costs	(23.7)	(4.2)

Net cash used in financing activities	(1,379.5)	(0.6)

Effect of exchange rate changes on cash and cash equivalents	1.7	2.1
Net change in cash and cash equivalents	(481.4)	191.4
Cash and cash equivalents at beginning of period	594.2	402.8

Cash and cash equivalents at end of period	$112.8	$594.2

1	The Company has combined cash flows from discontinued operations with cash flows from continuing operations within the operating, investing and financing categories.

CONTACTS:

Media Contact

Chrissy Trampedach

Big Heart Pet Brands

(415) 247-3420

media.relations@bigheartpet.com

Analyst and Investor Contact

Investor Relations

Big Heart Pet Brands

(415) 247-3382

investor.relations@bigheartpet.com